Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National General Holdings Corp.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2014, relating to the consolidated financial statements and schedules of National General Holdings Corp. which is contained in that Prospectus, and of our report dated March 28, 2014, relating to the schedules, which is contained in Part II of the Registration Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

April 14, 2014